AGREEMENT OF LIMITED PARTNERSHIP OF LUZ SOLAR PARTNERS LTD., VI, A CALIFORNIA LIMITED PARTNERSHIP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LUZ SOLAR PARTNERS LTD., VI a California limited partnership
PARTIES:

LUZ PARTNERSHIP MANAGEMENT, INC., a California corporation, as a Corporate General Partner, Patrick Francois, an individual, as an Individual General Partner, Arnold Goldman, an individual, as an Individual General Partner, Luz Development & Finance Corporation, a California corporation, as the Original Limited Partner, Luz Engineering Corporation, a California corporation ("LEC") as the Withdrawing General Partner, the Class A Partners and the Class B Partners listed on Exhibit A and all other persons and entities who hereafter may be admitted to the Partnership as general or limited partners.

AGREEMENT:
ARTICLE I. DEFINITIONS

     1.1 For all purposes of this Agreement, unless the context otherwise requires or the term is otherwise defined herein, capitalized terms are used herein with the meanings given in Schedule Y to the Project Participation Agreement.

1.2 "Act" means the California Revised Limited Partnership Act, California Corporations Code, Chapter 3.
1.3 "Agreement" means this Agreement of Limited Partnership, as amended from time to time.
1.4 "Capital Account" shall have the meaning set forth in Paragraph 12.4 hereof.
1.5 "Capital Contribution" means, with respect to any Partner, a contribution by such Partner to the capital of the Partnership.

     1.6 "Class A Unit" means a Unit entitling the owner thereof to a 0.0036397% share (computed as set forth in Paragraph 1.19) (0.99% for all Class A Units) of all income, gain, profits, deductions, losses and distributions and of any United States federal tax credits to which the Partnership may be entitled under the Code, as amended from time to time, as well as a 0.36397059 share (99% for all Class A Units) of any solar energy tax credit that the Partnership may be entitled to pursuant to the laws of the State of California and obligating the owner thereof to make a Capital Contribution of $25,000.

     1.7 "Class B Unit" means a Unit entitling the owner thereof to a 0.04418846% share (computed as set forth in Paragraph 1.19) (98.01% for all Class B Units) of all income, gain, profits, deductions, losses and distributions and of any United States federal tax credits to which the Partnership may be entitled under the Code, as amended from time to time. Class B Units are not entitled to any share of any solar energy tax credit to which the. Partnership may be entitled under the laws of California. Each Class B Unit obligates the owner thereof to make a Capital Contribution of $25,000.

1.8 "Closing Date" means the date on which each Limited Partner (other than the Original Limited Partner) will deliver its Initial Capital Contribution.
1.9 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.10 "Corporate General Partner" means Luz Partnership Management, Inc. ("LPM"), and any other corporation admitted as a general partner of the Partnership in place of or in addition to such corporation.

     1.11 "Early Contribution" means any Initial Capital Contribution by a Limited Partner which has the effect of reducing the principal amount of the Non Interest-Bearing Note such Limited Partner would otherwise have delivered to the Partnership.

1.12 "Equipment Lease" means that certain lease of equipment between the Partnership, as lessor, and LEC, as lessee, which may be executed after the Closing date.

     1.13 "Excess Interest" means interest earned on any Early Contribution from the date of such contribution to the earlier of the day before the date the Plant is placed in service or October 28, 1988. In determining the interest income of the Partnership during this period, the Early Contribution shall be deemed to be the last funds expended by the Partner ship.

     1.14 "Floating Rate Notes" means the nonrecourse notes in an aggregate principal amount of not to exceed $50 million, secured by the Plant and certain of the Partnership's other assets, executed by the Partnership in favor of the Prudential Interfunding Corp., a Delaware corporation, as further described in Section 2.01(b) of the Indenture, which notes shall be secured by the Non-Interest Bearing Notes and the Security Documents.

     1.15 "General Partners" means LPM, Patrick Francois, Arnold Goldman, and all successors or additional general partners of the Partnership approved pursuant to this Agreement. A "General Partner" shall mean any of the General Partners.

     1.16 "Holders of Interests" means those persons or entities which from time to time are shown on the books and records of the Partnership as being owners of Interests, or a fraction thereof, whether or not such persons or entities have been admitted to the Partnership as Limited Partners.

     1.17 "Individual General Partner" means Patrick Francois, Arnold Goldman and any other individual admitted as a general partner of the Partnership in place of or in addition to Patrick Francois or Arnold Goldman.

     1.18 "Initial Capital Contribution" means with respect to each Partner the original amount of cash contributed to the capital of the Partnership which amount together with the principal amount of any Non-Interest Bearing Note delivered by such Partner shall be no less than $25,000 per Unit for a Class A Unit and no less than $25,000 per Unit for a Class B Unit.

     1.19 "Institutional Lender"" means collectively The Prudential Insurance Company of America, a New Jersey mutual insurance company, The CIT Group/Equipment Financing, Inc., a New York corporation, Principal Mutual Life Insurance Company, an Iowa mutual insurance company, Confederation Life Insurance Company, a Canadian mutual insurance company, and The Canada Life Assurance Company, a Canadian mutual insurance company and their respective successors and assigns.

     1.20 "Interest" or "Partnership Interest" means a percentage interest in the profits and losses of the Partnership. The percentage interest attributable to each Class A Unit is 0.0036397% (computed as follows: 1/272 x .99%), representing in the aggregate a 0.99% Interest. The percentage interest attributable to each Class B Unit is 0.04418846% (computed as follows: 1/2218 x 98.01%), representing in the aggregate a 98.01% Interest. The aggregate Interest of the General Partners is one percent. The aggregate Interest of the General Partners shall be allocated among the General Partners on the basis of. the percentage obtained by dividing the capital contributed by each General Partner by the capital contributed by all General Partners, except that in all events the Individual General Partners shall have a Partnership Interest of one-half of one percent (divided equally between them). The Interest of a Limited Partner stated as a percentage of all Interests held by Limited Partners is the percentage obtained by adding the percentage interest in profits attributable to each Unit owned by such Partner (both Class A Units and/or Class B Units) and dividing said number by 99. The Interest of a Limited Partner stated as a percentage of all Interests held by Partners shall be the percentage obtained by adding the percentage interest attributable to each Unit owned by such Limited Partner (both Class A Units and Class B Units) together.

     1.21 "Limited Partners" means the persons or entities admitted to the Partnership at any time and from time to time as Limited Partners and who have not withdrawn from the Partnership. A General Partner may also be admitted as a Limited Partner.

     1.22 "Majority of the Limited Partners" means, at the time of any vote by the Limited Partners under the terms of this Agreement, any number of Limited Partners who own in the aggregate Units representing more than fifty percent (50%) of the Interest held by the Limited Partners.

1.23 "Managing General Partner" means the General Partner so designated pursuant to Paragraph 6.2, or any successor selected pursuant to Paragraph 10.10.

     1.24 "Net Profits" and "Net Loss" means the Partnership's taxable income or loss for a taxable year, determined in accordance with section 703(a) of the Code, as amended from time to time (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership which is exempt from federal income tax shall be added to such taxable income or loss;

     (ii) Any expenditures of the Partnership described in section 705(a)(2)(B) of the Code, as amended from time to time, or treated as section 705(a)(2)(B) expenditures, pursuant to section 1.704-l(b)(2)(iv(i) of the Treasury Regulations, shall be subtracted from such taxable income or loss;

(iii) Notwithstanding any other provision of this Paragraph 1.23, the computation of Net Profits and Net Loss shall give proper effect to Paragraphs 7.2 and 7.3 hereof.
1.25 "1954 Code" means the Code as amended and in effect immediately before the enactment of the amendments thereto pursuant to the Tax Reform Act of 1986.

     1.26 "Non-Interest Bearing Notes" means the non interest bearing notes to be given the Partnership in the principal amount of $25,000 per Unit, payable in one installment (per Unit) of $25,000, on the 28th day of October, 1988, representing a portion of a Limited Partner's Capital Contribution which the General Partner may require to be secured by a letter of credit or other security acceptable to the General Partner. Any Partner desiring to pay cash instead of issuing such a note may do so.

     1.27 "Nonrecourse Notes" means those certain nonrecourse notes in the aggregate original principal amount of $53,000,000, secured by the Plant and certain of the Partnership's other assets, to be executed by the Partnership in favor of the Institutional Lender or any note(s) which may be issued in replacement thereof, which notes shall be secured by the Security Documents.

1.28 "Operative Documents" shall be defined as defined in Schedule Y to the Project Participation Agreement.
1.29 "Offering" means the sale of Units in the Partnership at the Closing Date.
1.30 "Original Limited Partner" means Luz Development & Finance Corporation, a California corporation.
1.31 "Partners" means collectively the General Partners and all Limited Partners, and reference to a Partner shall be to any one of the Partners.
1.32 "Partnership" means the limited partnership created pursuant to this Agreement and the Act.
1.33 "Plant" or "Project" or "Facility" shall be defined as defined in Schedule Y to the Project Participation Agreement.

     1.34 "Project Participation Agreement" means that certain Project Participation Agreement dated as of February 29, 1988 by and among the Partnership, LPM, 'the Institutional Lender, LEC, Manufacturers Hanover Trust Company of California, as Indenture Trustee, Disbursement Trustee and Escrow Holder, the Prudential Insurance Company of America, as agent, Prudential Inter funding Corp. and the initial Class B Partners relative to the purchase by the Class B Partners of their interest in the Partnership and the issuance of the Nonrecourse Notes to the Institutional Lender or its assignee(s) and the issuance of the Floating Rate Notes to Prudential Interfunding Corp.

     1.35 "Sixty Percent of the Limited Partners" means, at the time of any vote by the Partners under the terms of this Agreement, any number of Limited Partners who own in the aggregate a number of Units representing sixty percent (60%) of the Interests held by the Limited Partners.

1.36 "Subsequent Contribution" means the contributions that are to be made to the Partnership by the Limited Partners represented by the Non-Interest Bearing Notes.

     1.37 "Unit" means an ownership interest in the Partnership, which is owned by a Limited Partner. Each Unit represents a commitment to make a Capital Contribution of $25,000. There are two kinds of Units, namely Class A Units and Class B Units. There are 272 Class A Units and 2218 Class B Units.

1.38 "Withdrawing General Partner" means Luz Engineering Corporation, a California corporation ("LEC").
ARTICLE II. ORGANIZATION
2.1 Formation
The parties by the execution of this Agreement and the filing of the Certificate of Limited Partnership as provided in Paragraph 2.2 do hereby form a limited partnership under and pursuant to the Act.
2.2 Certificate of Limited Partnership

         The General Partners shall execute, acknowledge and file with the California Secretary of State the Certificate of Limited Partnership as required by the Act. An amendment to the Certificate of Limited Partnership may be signed, personally or by an attorney-in-fact, by:

(a) Any General Partner and the new General Partner if the amendment is caused by the admission of a new General Partner;
(b) Any General Partner if a General Partner withdraws or ceases to be a General Partner and the Partnership's business is continued; or
(c) Any General Partner under any other circumstances unless otherwise provided by the Act.
2.3 Name
The name of the Partnership shall be Luz Solar Partners Ltd., VI, a California limited partnership, and the business of the Partnership shall be conducted under that name.
2.4 Use of Name of Limited Partners

         The General Partners shall not make use of the name of any Limited Partner who is not also a general partner in the conduct of the business of the Partnership. The General Partners shall not, except as may be required by law, disclose the name of any Limited Partner without the previous written consent of such Limited Partner, which consent may be withheld in its discretion.

2.5 Term
The Partnership will continue until December 31, 2030, unless sooner terminated as provided herein.
ARTICLE III. PRINCIPAL EXECUTIVE OFFICE

     3.1 The principal executive office of the Partnership shall be located at 924 Westwood Boulevard, Suite 1000, Los Angeles, California 90024, or at any other place within the State of California which the General Partners may designate at any time and from time to time after first giving at least 30 days prior notice to all Limited Partners. The General Partners may establish the principal place or other places of business of the Partnership within the state of California, when the General Partners deem it advantageous to the Partnership, without liability to any Partner.

     3.2 The Agent for Service of Process on the Partner ship is John Kendall, whose address is 924 Westwood Boulevard, Suite 1000, Los Angeles, California 90024. The General Partners shall cause to be filed an amendment to the Certificate of Limited Partnership reflecting any change of address of or replacement of the Agent for Service of' Process within 30 days after its occurrence.

ARTICLE IV. BUSINESS
4.1 Purpose of Partnership

     The Partnership has been formed under the laws of the State of California for the purpose of entering into a contract for the construction of the Plant, leasing real and personal property in connection therewith, and owning, financing and arranging for the operation and maintenance of the Plant, which will generate electricity for sale to public utility users in accordance with the Public Utility Regulatory Policies Act of 1978 ("PURPA"), as a "qualifying small power production facility" eligible for exemption from regulation under certain federal and state laws, as well as for the purpose of purchasing the equipment which may be covered by the Equipment Lease and leasing such equipment pursuant to the Equipment Lease (and disposing of such equipment upon the expiration of the term of the Equipment Lease), after the terms of the Equipment Lease are consented to by Sixty Percent of the Limited Partners.

4.2 Activities
The Partnership's activities shall be limited to those in furtherance of the purposes specified in Paragraph 4.1, including:
(a) Entering into the agreements and transactions set forth in Paragraph 8.1 and similar agreements and transactions in substitution or replacement thereof; and
(b) Performing all acts necessary to accomplish such Purposes.
ARTICLE V ADMISSION OF PARTNERS AND CAPITAL CONTRIBUTIONS
5.1 Capital Contribution of Original Limited Partner

         The Original Limited Partner has made a contribution of One Hundred Dollars ($100) in cash to the capital of the Partnership. Such capital contribution will be returned to the Original Limited Partner following the admission to the Partnership of any additional Partner pursuant to Paragraph 5.3, at which time all Partners hereby consent to the Original Limited Partner's withdrawal of its capital contribution and hereby waive and release the Original Limited Partner from any liability and from any right, claim or action that they may have against said Limited Partner for such withdrawal.

5.2 Capital Contribution of General Partners

         The General Partners other than the Corporate General Partner have no fixed obligation to make capital contributions to the Partnership, but the General Partners collectively own a one percent Interest and are entitled to one percent of each item of income, gain, deduction, loss, distribution or credit (including any United States tax credit and the California solar energy credit). The Corporate General Partner shall have an obligation to make and shall be initially credited with Capital Contributions of $628,725 inclusive of any amounts required to be contributed under Section 9.9 of the Project Participation Agreement and any amounts previously contributed by LEC. The Corporate General Partner further agrees that, it will restore to the Partnership any negative balance in its Capital Account upon the earlier-of: (i) its withdrawal as a General Partner, or (ii) the liquidation of the Partnership.

5.3 Admission and Capital Contribution of Limited Partners

         The General Partners may accept subscriptions, pursuant to the terms of the Offering, for up to 272 Class A Units and up to 2218 Class B Units. Capital Contributions shall be made as specified in Paragraphs 1.5 and 1.6. The Non-Interest Bearing Notes of any Limited Partner shall become immediately due and payable if any payment required to be made thereunder by such Partner is not made when due. Such notes, subsequent to their respective maturity dates, may be assigned as permitted by the Escrow and Security Agreement if, but only if, the maker of any such note is in default in payment thereunder at the time of assignment.

         The Capital Contribution of each Limited Partner shall be set forth in Exhibit A to this Agreement. The Interest of a Limited Partner in the Partnership shall be the percentage determined in accordance with Paragraph 1.19 of this Agreement.

In lieu of executing and delivering a Non Interest Bearing Note, a Limited Partner may make an additional Initial Capital Contribution of $25,000 per Unit.

         Any Units which the Partnership may acquire pursuant to Paragraph 5.9 may be reissued by it to existing Partners or to third parties that the Managing General Partner may admit as Limited Partners provided that: (A) such persons(i) make the same representations and warranties as were made by the purchasers of the Class B Units in the Project Participation Agreement and (ii) make a cash Capital Contribution of $25,000 per Unit; and (B) the Managing General Partner receives an opinion of counsel (which may be obtained at the expense of the Partnership) or other satisfactory evidence that the admission of such person as a Limited Partner will not (i) cause the Partnership to lose its exemption from certain federal and state public utility laws provided by PURPA; (ii) dissolve the Partnership or otherwise impair the ability of the Partnership to be treated as a Partnership under the federal income tax laws; or (iii) violate the Securities Act of 1933, as amended or any applicable state securities law.

5.4 Interest
Capital Contributions to the Partnership do not accrue interest.
5.5 Limited Liability

         Except as provided in Sections 15652 and 15666 of the Act, no Limited Partner who is not also a General Partner shall be bound by, or liable for, the debts, expenses, liabilities, contracts or any other obligations of the Partnership. Limited Partners shall not be required or obligated to lend any funds to the Partnership or to make further Capital Contributions of any kind whatsoever beyond those described in this Article V.

5.6 Role of Limited Partner

         No Limited Partner shall take part in the conduct or control of the business of the Partnership or have any right or authority to act for or bind the Partnership in any manner whatsoever. No vote or consent given by any Limited Partner shall ever be construed to make a Limited Partner liable as a General Partner or to cause the Limited Partners to have any liability beyond that set forth in Paragraph 5.5. No Limited Partner or any Affiliate shall make any loan to the Partnership.

5.7 Withdrawal of Capital Contributions

         Except as provided in Paragraphs 5.9 and 9.6, no Limited Partner (other than the Original Limited Partner) shall have the right to withdraw or reduce its contribution to the capital of the Partnership, unless (i) all other Partners consent, (ii) all liabilities of the Partnership (except liabilities to the General Partner and to Limited Partners on account of the Capital Contributions) have been paid or there remains property of the Partnership sufficient to pay such liabilities, (iii) this Agreement is amended as to set forth the withdrawal or reduction; and (iv) such distribution does not result in an Indenture Event of Default. Limited Partners shall not have the right to demand or receive property other than cash in return for their contribution, and no Limited Partner shall have priority over any other Limited Partner, either as to the return of contributed capital or as to any profits, losses or distributions, except as set forth in Paragraph 5.1.

5.8 Indemnification of Limited Partners

         The Partnership shall, solely from its assets and without recourse to any General Partner, indemnify, defend and hold harmless the Limited Partners from any loss (other than their Capital Contributions), liability, damage or expense imposed on them related to the ownership of Partnership property or conduct of the Partnership's business other than (i) the repayment of the Interest of a Limited Partner in any distribution whose return is required pursuant to Sections 15652 and 15666 of the Act; and (ii) taxes imposed on or measured by the net income of such Limited Partners.

5.9 Option to Redeem.

         In the event that a Limited Partner(s) fails to make a Subsequent Contribution, such Limited Partner(s) ("Defaulting Limited Partner(s)") hereby grants the Partnership the option (the "Option") on the terms and conditions set below and further subject to Paragraphs 5.3 and 8.1(k), to redeem all or any part of its Units and to cancel all of its rights hereunder at any time after October 28, 1988, and prior to February 1, 1989. The Option is subject to the following terms and conditions:

         (a) the Option does not exist unless and until the Defaulting Limited Partner has been sent written notice of its failure to pay its Non-Interest Bearing Note when due and full payment has not been made within five (5) business days of the sending of such notice;

         (b) subject to the rights, if any, of Prudential Interfunding Corp., or its assignees, the Option shall be exercised by the Partnership delivering written notice of exercise to the Defaulting Limited Partner together with the return to such person of its Non-Interest Bearing Note (the "Defaulted Note") (or, if only a portion of the Units owned by such Defaulting Limited Partner is redeemed, with a further notice specifying that the principal amount of the Defaulted Note has been reduced by the product of $25,000 multiplied by the number of Units with respect to which the Option is being exercised);

(c) the Option may be exercised in one or more installments;

         (d) each Limited Partner hereby appoints the General Partner its true and lawful attorney in fact to execute any documents required to be executed on its behalf to transfer all or part of its Units to the Partnership;

         (e) the Partnership is under no obligation to exercise the Option, and it and/or any of its creditors who may acquire a security interest in, or ownership of the Non-Interest Bearing Notes, remains free to pursue any other legal or equitable remedies available to them prior to exercise of the Option.

ARTICLE VI. EXPENSES AND COMPENSATION OF THE GENERALL PARTNERS
6.1 General Expenses

         The General Partners may charge the Partnership and be reimbursed by it for any and all reasonable, ordinary and necessary out-of-pocket expenses actually incurred by them in connection with the performance of the responsibilities of the General Partners to the Partnership and the operation of the Partnership's business but excluding indirect costs and overhead expenses.

6.2 Compensation

         LPM shall be the Managing General Partner until it ceases to be a General Partner or a-new Managing General Partner is selected pursuant to Paragraph 10.10. The Managing General Partner shall not be reimbursed for the cost of any administrative and management services to the Partnership, but Partnership accounting duties may be delegated to a nationally recognized accounting firm and the fees and expenses of such accountants will be borne by the Partnership. The administrative duties and management of the Partnership may be delegated to any competent entity whether or not it is a Partner, but not to a Limited Partner.

6.3 Loans

         If the General Partners loan money to the Partnership they shall be paid interest on such loans at the prime rate plus one percent (1%) quoted from time to time by the First Interstate Bank of California, or any successor, but never in excess of the maximum rate permitted by law.

ARTICLE VII. ALLOCATIONS OF NET PROFITS AND NET LOSS; CASH DISTRIBUTIONS
7.1 General Allocations

         (a) Except as otherwise provided in Paragraphs 7.2 and 7.3, Net Profits and Net Loss shall be allocated among all Partners, pro rata in accordance with their respective Partnership Interests throughout the year.

         (b) Profits and Losses shall be determined and specific items of income, gain, loss or credit shall in all events be allocated in the manner necessary to assure compliance with Treasury Regulations Section 1.704-1(b) or any successor provision.

7.2 Other Allocations of Income and Credit Items

         (a) All items of California solar energy tax credit shall be allocated 3/4 of 1% to LPM, 1/8 of 1% to Patrick Francois, 1/8 of 1% to Arnold Goldman and 99% to the owners of Class A Units. The portion allocated to the owners of Class A Unit shall be divided pro rata in accordance with the number of such Units owned by each on the date the property giving rise to such credit was placed in service.

         (b) To the extent the Partnership has interest income with respect to any borrowing from the Partnership by any Partner, whether stated or pursuant to Section 483 or 1271 through 1288 of the Code, such interest income shall be allocated to the Partner to whom such borrowing relates, and such interest shall not constitute a Capital Contribution.

         (c) All items of federal investment and energy tax credit shall be allocated among all Partners in accordance with their Interests as of the date the property giving rise to the credit is placed in service.

         (d) If the adjusted tax basis of any property that has been placed in service by the Partnership is increased pursuant to Section 48(q) of the Code, such increase shall be allocated among the Partners in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners.

         (e) Excess Interest shall be allocated among those Partners who made Early Contributions in proportion to their contributions. Early Contributions shall be treated as if they were loans by the Partners in question to the Partnership that are forgiven on October 28 1988 in fulfillment of their obligation to make a total capital contribution of $25,000 per Unit.

7.3 Additional Allocations of Items of Expense and Loss

         (a) Federal income tax deductions for depreciation allowed under Section 168 of the Code (or the 1954 Code, as appropriate) ("depreciation deductions") shall be allocated among the Partners in accordance with their Interests from and after the date that the property giving rise to such deductions is placed in service, unless regulations are promulgated by the Internal Revenue Service that require that depreciation deductions be applied ratably throughout the taxable year, in which case such deductions shall be specially allocated entirely to new or transferee Partners as of the date of their admission until the cumulative allocations to all Partners equal those that would have been made had such regulations not been promulgated, if permitted under Section 704(b) of the Code and the Treasury Regulations promulgated pursuant thereto.

         (b) Any reduction in the adjusted tax basis of Partnership property pursuant to Section 48(q) of the Code shall be allocated among the Partners pro rata in accordance with their Interests in the same proportion as the basis of the Property is allocated under Treasury Regulations Section 1.46-3(f)(2)(i).

7.4 Other Allocation Rules

         (a) Net Profit and Net Loss shall be computed according to the accrual method of accounting for federal income tax purposes and otherwise in accordance with generally accepted accounting principles applied in a consistent manner.

(b) The Partnership shall use the interim closing of the books method of accounting upon the admission of a new or transferee Partner or the increase, decrease or termination of a Partner's Interest.

         (c) Except as otherwise provided in this Agreement, whenever a proportionate part of the Partnership Net Profit or Net Loss is credited or charged to a Partner's capital account, every item of income, gain, loss or deduction entering into the computation of such Net Profit and Net Loss shall be considered credited or charged, as the case may be, and every item of credit or tax preference applicable to the period during which such profit or loss was realized shall be allocated but not credited or charged, to such account in the same proportion.

7.5 Distributions

         (a) The Partnership may, subject to the provisions of Section 5.19 of the Participation Agreement, from time to time, in the sole discretion of the General Partners, distribute cash disbursed to it under the Disbursement Agreement or received as Excluded Payments to the Partners in proportion to their Partnership Interests. In addition, no later than February 15, 1989, the General Partners shall distribute the Excess Interest to those Partners entitled thereto due to their making an Early Contribution.

         (b) Distributions of Partnership assets in respect of Interests shall be made only to the Persons who, according to the books and records of the Partnership, are the record Holders of Interests on the date determined by the General Partners as of which Holders of Interests are entitled to any distribution. The General Partners and the Partnership shall bear no liability for making distributions in'accordance with the provisions of the preceding sentence.

         (c) All amounts withheld pursuant to the code, as amended from time to time, or any provision of the laws of any taxing jurisdiction with respect to any payment or distribution to the Partnership or to the Partners shall be treated as amounts distributed to the respective Partners on whose account the withholding was imposed for all purposes under this Agreement.

ARTICLE VIII. RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNERS
8.1 Powers

         Subject to the provisions of Paragraphs 8.2 and 8.3 hereof, the management and control of the Partnership and its business and affairs shall rest exclusively with the Managing General Partner, who shall have all the rights and powers which may be possessed by a General Partner pursuant to the Act and such rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement and to the management of the business affairs of the Partnership in furtherance of the purposes of the Partnership as set forth in Paragraph 4.1. In the event of any disagreement among the General Partners, the decision of the Managing General Partner shall prevail. Without limiting the generality of the foregoing, the Managing General Partner shall have the rights and powers to do those things set forth below (which subject to Article VI may be exercised at the cost and expense of the Partnership) but only to the extent in the furtherance of the purposes of the Partnership as set forth in Paragraph 4.1:

(a) Expend the capital and income of the Partnership in furtherance of the Partnership's business to optimize the economic yield to the Partners.

         (b) Perform all acts necessary to commence and operate the Partnership's business and in connection therewith to hold, manage, operate, exploit, acquire, and sell assets acquired in connection therewith, to enter into contracts for services, and contracts, as, when, if and under such terms and conditions as the General Partners, in their sole discretion, shall deem advisable.

         (c) Execute and deliver any deed, bill of sale, mortgage, license, or sublicense, contract for sale, agreement for deed, or other document conveying the interest of the Partnership in any of its assets, or any part thereof, whether held in its name or otherwise. No other signature shall be required. In this regard, the Managing General Partner is expressly authorized to enter into and perform on the Partnership's behalf: the Operative Documents to which the Partnership is a party, including the Project Participation Agreement, the Nonrecourse Notes, the Floating Rate Notes, the Indenture, the Security Documents, the Technical Services Agreement, the O&M Agreement, the Construction Management Agreement, the Project Management Agreement, the EPC Contract, the Ground Lease and any and all documents or agreements related thereto or contemplated thereby.

(d) Cause or allow the legal title to, or any legal or equitable interest in, the assets of the Partnership to be kept in the Partnership's name.

         (e) Borrow or raise monies on behalf of the Partnership in the Partnership name in an amount in the aggregate outstanding at any one time not to exceed $1,000,000 and in connection therewith and from time to time draw, make, accept, endorse, execute and issue promissory notes, drafts, mortgages, and other negotiable or non-negotiable instruments and evidence of indebtedness, and secure the payment thereof and of the interest thereon by mortgage or pledge, conveyance or assignment in trust, of the whole or any part of the assets of the Partnership, including contract rights; provided, however, that a creditor who makes a nonrecourse loan to the Partnership must not have or acquire, at any time as a result of making that loan, any direct or indirect interest in the profit, capital, or property of the Partnership other than as a creditor whose recourse is limited to the specified security, provided further that the $1,000,000 limit set forth above shall not apply to loans secured by or related to any loan made to the Partnership by the General Partner to enable the Partnership to comply with the express provisions of any Operative Document or any loan made to the Partnership by LEC pursuant to Section 5.6 of the O&M Agreement, and that this Paragraph shall not apply to either the Nonrecourse Notes or the Floating Rate Notes or to any other indebtedness that is to be discharged on or before the Closing Date.

         (f) Engage, retain, or employ, on behalf of the Partnership, such persons, firms or corporations, including the Project Manager under the Project Management Agreement and the Operator under the Operation and Maintenance Agreement, as the General Partners, in their sole discretion, shall deem advisable for the operation and management of the business of the Partnership (including accountants and lawyers) on commercially reasonable terms.

(g) Possess, exercise or refrain from exercising all other rights and powers of a General Partner under the Act.

         (h) Expend the funds of the Partnership for the payment of premiums on insurance policies of any kind, nature, and description, but excluding any insurance protecting the General Partners from liabilities or claims relating to the breach of their fiduciary duties to the Partners or negligence.

         (i) Enter into contracts, joint ventures, or other transactions on behalf of the Partnership with Limited Partners, subject to the limitations contained in the Act with respect to the preservation of limited liability of such Limited Partners.

(j) Admit persons as Limited Partners of the Partnership upon their contribution of the amount specified in Article V or their compliance with the provisions of Article IX.
(k) Redeem the Units of any Defaulting Limited Partner provided that a like number of Units is contemporaneously issued pursuant to Paragraph 5.3.

         (1) Inasmuch as the Partnership will, until certain requirements of the California Sub-Division Map Act are complied with, be leasing real property in addition to that necessary for the Plant, the General Partners may, upon satisfaction of such Subdivision Map Act requirements, amend its leases and sub-leases of real property so as to dispose of such unnecessary real estate (as is contemplated by such leases and sub-leases) provided that it retains or acquires such easements as may be necessary for access to or placement of water lines, natural gas pipelines, other utility connections and access to and from the Plant.

8.2 Duties

         The General Partners shall manage and control the Partnership's business and affairs and carry out the business of the Partnership according to their best efforts. The General Partners shall devote such time to the business of the Partnership as the General Partners, in their sole discretion, determine to be necessary and appropriate; provided, however, that:

         (a) the Managing General Partner will take, or cause to be taken, all steps necessary to operate the Plant in such a manner that the Partnership will have fully available to it the Investment Tax Credit, the Energy Tax Credit, Equipment ACRS Deductions and Improvements ACRS Deductions and all other tax benefits available under the Code, from time to time, and corresponding California income tax benefits, including, but not limited to the California Solar Energy Tax Credit, with no recapture of any regular investment tax credit or energy investment tax credit;

         (b) the General Partners will keep accurate records of the revenues and expenses of the Partnership and will submit reports and other documents required by Article XII to the Partners within the time periods allowed therein;

         (c) the Managing General Partner will locate and hire, either on behalf of the Partnership or directly on its own behalf or through subcontractors to the Partnership, all personnel to operate the Plant and all administrative and supervisory personnel for the Plant;

         (d) the General Partners shall distribute, subject to any limitations contained in any Operative Document, to the Partners at least quarterly all Partnership cash in excess of its needs for debt service, operating and maintenance expenses and a reasonable reserve for emergencies.

         (e) upon failure of the prompt payment by Luz Israel of all amounts due as set forth in a Warranty Certificate, the General Partners shall cause a vote of the Limited Partners, within 30 days of delivery of such Warranty Certificate, with respect to any action to be taken by the Partnership with respect to a draw under the Warranty Letter of Credit or Cermet Letter of Credit.

8.3 Certain Limitations
(a) Except as otherwise provided in Paragraph 8.4, the General Partners shall not do any of the following without the consent of Sixty Percent of the Limited Partners:
(i) Any act in contravention of this Agreement;
(ii) Confess a judgment against the Partnership;
(iii) After the Closing Date, admit a person or entity as a General Partner or Limited Partner, except as provided in Article IX or X;

     (iv) Possess Partnership property or sell, transfer, assign, pledge or subject to mortgage or security interest any Partnership property for other than a Partnership purpose set forth in Paragraph 4.1;

     (v) Sell, exchange, lease, mortgage, pledge, or otherwise transfer all or a substantial part of the assets of the Partnership except as permitted by Paragraph 8.1(e) or as may be required to secure the Nonrecourse Notes or the Floating Rate Notes as contemplated by the Security Documents, the Indenture and the Project Participation Agreement;

(vi) Suffer indebtedness by the Partnership other than in the ordinary course of its business and as specifically permitted by Paragraph 8.1(e);
(vii) Make or permit any substantial modification to the EPC Contract;

     (viii) Take or authorize any of the following actions, each of which involves an actual or potential conflict of interest with the Partnership: (A) any termination, cancellation, waiver, amendment or modification in any significant respect of any Operative Document or any contract entered into pursuant to (B) below,(B) entering into any contract in which Luz International Limited or any of its Affiliates or any officers, directors of any thereof is a party or has a material interest; or (C) take any action which pursuant to the terms of Section 4.3 of the Project Management Agreement requires the approval of the Partnership; or

     (ix) Unless sixty (60) days prior notice shall have been given to each Limited Partner, enter into any contract (other than those in effect as of the Closing Date or otherwise expressly authorized by this Agreement) requiring the expenditure of more than one million dollars annually (except where such expenditure is required to avert an emergency or to meet other extraordinary circumstances where such prior notice is impracticable); or

(x) Make an optional prepayment of any Nonrecourse Notes.

         (b) The General Partners shall not do any of the following without the consent of a Majority of the Limited Partners and shall do the following upon the direction of a Majority of the Limited Partners:

(i) Cause the Disbursement Trustee to make a draw under the Warranty Letter of Credit or the Cermet Letter of Credit; or
(ii) Take any other action pursuant to Section 17 of the Performance Warranty.
8.4 Actions with Respect to Warranty Letter of Credit, and Cermet Letter of Credit.

         (a) In the event that the Institutional Lender, as permitted by the Disbursement Agreement, desires to approve a Substitute Warranty Letter of Credit Bank or Substitute Cermet Letter of Credit Bank that does not meet the standard set forth in Section 4.04(b) of the Disbursement Agreement (a "Change"), then the General Partners shall not consent to any such Change on behalf of the Partnership unless:

     (1) Each Limited Partner has been mailed notice of such proposed change and Limited Partners owning Interests of more than five percent (5%) have not delivered written notice of their objection to the Change within 30 days of the mailing or other delivery of such notice; or

(2) Whether or not the notice of such an objection is received, the Change has been approved by the vote or written consent of Sixty Percent of the Limited Partners.

         (b) In the event that Luz International or any of its Affiliates requests a change in the Warranty Letter of Credit Bank, or the Cermet Letter of Credit Bank, no such change in such issuers shall take place and the General Partners shall not consent to any such change on behalf of the Partnership unless each Limited Partner has been mailed or otherwise delivered notice of such change and it has been approved by the vote or written consent of Sixty Percent of the Limited Partners.

ARTICLE IX. CONVEYANCE OF INTERESTS IN THE PARTNERSHIP
9.1 General Provisions

         Limited Partners may not sell, transfer, assign or subject to a security interest all or any part of their Interests in the Partnership and no Person shall become an assignee or be admitted to the Partnership as a substitute or additional Partner except as permitted in this Article IX, and any act in contravention of this Article IX shall be null and void ab initio. In no event may any Partner transfer less than whole Units unless such fractional unit: (i) represents part of the transfer of all of its Units; or (ii) is created by reason of divorce or death (whether by reason of the termination of a trust, or the provisions of a will or the laws of intestate succession).

9.2 Limited Partners

         Limited Partners may not sell, transfer, assign, or subject to a security interest any or all of the Interests owned by them, except with the consent of the Managing General Partner (which will not be unreasonably withheld) and provided, that;

         (a) Such sale, transfer or assignment, when aggregated with any prior sales, transfer or assignments of Partnership interests, does not result in a sale or exchange within a 12-month period of 50 percent or more of the total interests in the Partnership's capital and profits within the meaning, and for purposes of, Section 708(b) of the Code (or any comparable provision of applicable state law);

         (b) Such Limited Partner and the respective purchaser, transferee, or assignee each executes, acknowledges, and delivers to the General Partners such instruments of transfer and assignment with respect to such transactions as are satisfactory in form and substance to the Managing General Partner;

         (c) Such Limited Partner furnishes either an opinion of counsel, or other acceptable evidence, satisfactory in form and substance to the Managing General Partner, to the effect that: (i) the sale, transfer, or assignment will not dissolve the Partnership or otherwise impair the ability of the Partnership to be treated as a partnership under applicable income tax laws; (ii) such sale, transfer, or assignment will not violate any applicable Federal or state securities law; (iii) such sale, transfer, or assignment will not cause the Partnership to lose its exemption from certain Federal and state public utility laws provided by the Public Utility Regulatory Policies Act of 1978; and (iv) such sale, transfer or assignment will not cause adverse tax consequences (including without limitation investment tax credit recapture) to the Partnership or any Partner;

(d) The Partnership is paid a reasonable transfer fee which is sufficient to pay actual and reasonable costs and expenses of the Partnership in connection with such transactions;

         (e) The purchaser, transferee, or assignee represents in writing that the Interests are for such person's own account for long term investment and not with a view toward resale, fractionalization, division, or distribution thereof in a manner that would violate Federal or state securities laws or require registration thereunder; provided, however, that the Managing General Partner shall give such consent with respect to any transferee of a Class B Limited Partner that has transferred its Interests in accordance with the provisions of Paragraph 9.7 hereof.

         (f) Such purchaser, transferee, assignee, or holder of, such security interest (or any person who acquires such Interests upon foreclosure of such security interest) shall not become a Limited Partner unless the Managing General Partner consents in writing to such person becoming a Limited Partner, which consent may be given or withheld in the sole discretion of the General Partners; provided, however, that the Managing General Partner shall give such consent with respect to any transferee of a Class B Limited Partner that has transferred its Interests in accordance with the provisions of Paragraph 9.8 hereof. Any such purchaser, transferee, assignee, or holder of such security interest (or any person who acquires such Interests upon foreclosure of such security interest) who is not admitted as a Limited Partner shall be entitled, to the extent assigned, only to the profits, losses and distributions to which the assigning Limited Partner would have been entitled and shall not be entitled to any of the rights as Limited Partner, including, without limitation, any right to: (i) vote on any Partnership matter, (ii) require any information or accounting from the Partnership, (iii) inspect the Partnership's books and records, or (iv) make or approve any Partnership decision or otherwise participate in the management of the Partnership. The assigning Limited Partner shall remain a Limited Partner until such time, if any, that the Managing General Partner consents to the assignee becoming a Limited Partner and the provisions of Paragraph 9.3 are otherwise complied with.

9.3 Admission as Limited Partner

         If the Managing General Partner consents to the admission as a Limited Partner of a purchaser, transferee or assignee permitted by Paragraph 9.2, and such purchaser, transferee or assignee (a) elects to become a Limited Partner by delivering a written notice of such election to the Managing General Partner, (b) executes and acknowledges such other instruments as the Managing General Partner may deem necessary, required, or advisable to effect the admission of such person as a Limited Partner, including without limitation the written acceptance and adoption by such person of the provisions of this Agreement, and (c) pays a reasonable transfer fee to the Partnership which is sufficient to cover alt actual and reasonable expenses in connection with the admission of such person as a Limited Partner, then, all steps .shall be taken which, in the opinion of the Managing General Partner, are reasonably necessary to admit such person under the Act as a Limited Partner, and such person shall thereupon become a Limited Partner.

9.4 Purchase of Interests by the General Partners
Except with the consent of Sixty Percent of the Limited Partners, no General Partner shall be permitted to purchase any portion of the Partnership Interests of any Limited Partner.
9.5 Death or Dissolution of a Class A Limited Partner or Other Holder or Spouse Thereof

         Upon the death or dissolution of a Class A Limited Partner or other Holder of Class A Units, such Limited Partner's estate, devisee, heirs and/or transferees shall succeed to such Limited Partner's Interests and shall be bound by the terms and provisions of this Agreement. However, in the event that any Unit of the deceased or dissolved Class A Limited Partner or spouse thereof or other Holder of Class A Units does not pass to a single trust or passes to more than one heir, devisee or transferee, or, upon termination of any such trust, is distributed to more than one beneficiary, then, in that event, all such heirs, devisees, transferees and/or beneficiaries ("Distributees") shall, within ninety (90) days after distribution by the estate of the deceased Limited Partner or other Holder of Interests or,by the representative of the Limited Partner so dissolved, execute and deliver to the General Partners a written instrument (including a power of attorney) appointing one person, firm or corporation as and to be the agent ("Agent") of and for the Distributees. The Agent shall be responsible for collecting, receiving and making all payments and contributions required hereunder, shall vote all Units of the Distributees, and shall perform all other obligations of such Distributees performable by reason of or arising from their Units, and any and all payments and/or disbursements due the Distributees for or arising from their Units shall be deemed to have been validly made to such Distributees by paying the same to the Agent. In the event that the Distributees for any reason fail to designate an Agent in writing in the manner and within the time prescribed above and continue to fail to cure such default after ten (10) days written notice from the General Partners to correct the same, the General Partners shall have the right, at their election, to withhold all sums that are payable with respect to the Units of the Distributees until such time as the Partnership is dissolved or such default is cured. So long as-such default exists with respect to any Distributee, their Units may not be voted. Whenever Units may not be voted on a transaction by reason of the previous sentence, the Units-deemed issued and outstanding and owned by the Limited Partners shall be reduced by the number of the Units which may not be voted. Upon the death of the spouse of a Class A Limited Partner or other Holder of Class A Units having a community property interest in any Units, the foregoing provisions of this Paragraph 9.6 shall apply to all of the deceased spouse's community property interest in the surviving spouse's Units in the Partnership which does not pass to the surviving spouse by will or through operation of law, and such provisions shall be applied to such Units as though the Limited Partner or Holder of Class A Units had owned such Units and had died on the date of such Class A Limited Partner's spouse's death leaving such Units to the actual recipients thereof.

9.6 Voluntary Withdrawal by Limited Partner

         If at any time during the term of the Partnership, a Limited Partner or any Affiliate of a Limited Partner, by reason of its interest in the Partnership or any transaction contemplated by this Agreement or the Project Participation Agreement shall be deemed by any governmental authority having jurisdiction to be an "electric utility", a "public utility", a "public Utility holding company" or a similar entity subject to regulation under the Federal Power Act, the Public Utility Holding Company Act of 1935, as amended, the California Public Utility Law or any other Federal, state or local law or regulation, then, upon demand made by such Limited Partner to the Managing General Partner, the Partnership shall forthwith purchase and such Limited Partner shall forthwith sell to the Partnership, all right, title and interest in the limited partnership interest of such Limited Partner in the Partnership for a price equal to the present value of all future distributions to such Limited Partner of income and capital, as determined by a firm of independent accountants based on the following assumptions:

(i) a discount rate of 11 percent per annum;
(ii) the sale of all of the assets of the Partnership at the termination of the Partnership.

The purchase price as so calculated shall bear interest from the date of sale at the rate of 11 percent per annum compounded annually and shall be deferred by such Limited Partner and paid by the Partnership, at the times it is otherwise permitted to distribute to Partners, in installments equal to the amount of income and capital that the Partnership would have distributed to such Limited partner had it not sold its limited partnership interest in the Partnership, including any amounts that would have been distributed to such Limited Partner upon the liquidation of the Partnership. Any amount remaining upon the liquidation of the Partnership and payment of such income and capital to such Limited Partners shall be extinguished.

     9.7 Non-Utility Status. If at any time after the closing described in Section 2.2 of the Project Participation Agreement (the "Closing") and during the term of the Partnership (a) any Class B Limited Partner shall for any reason be deemed to be an "electric utility" or an "electric utility holding company" as such terms are used in the Public Utility Regulatory Policies Act of 1978 and the Regulations thereunder (18 CFR Part 292), or a similar entity (including without limitation a "public utility" as such term is defined in the Federal Power Act, or a "holding company," a "subsidiary company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935) subject to regulation under the Federal Power Act, the Public Utility Holding Company Act of 1935, as amended, the California Public Utility Law or any other comparable Federal, state or local law or regulation (any such event, a "Deemed Utility Status"), and (b) such Class B Limited Partner shall acquire, directly or indirectly, additional Interests in the Partnership and/or such Class B Limited Partner shall have first acquired such Deemed Utility Status after the Closing, such Class B Limited Partner shall immediately (i) give notice thereof to the Managing General Partner and each other Class B Limited Partner, and (ii) cause all Interests in the Partnership owned by such Class B Limited Partner to be transferred in accordance with the terms of Paragraph 9.2 hereof, whether at their fair market value or otherwise, to a transferee that (A) does not have Deemed Utility Status and would not acquire Deemed Utility Status as a result of such transfer, and (B) agrees to comply with the provisions of Paragraph 9.3 hereof; provided, however, that no such Class B Limited Partner shall be required to cause the transfer of such Interests, or to cause the transfer of a greater percentage of Interests than would enable delivery of the opinion described immediately hereafter, if such Class B Limited Partner shall have provided an opinion of counsel, satisfactory to the Managing General Partner and each other Class B Limited Partner and addressed to the Partnership and to each of them, to the effect that such additional Interests or such Deemed Utility Status (1) will not cause the General Partners or any other Class B Limited Partner or the Partnership to have Deemed Utility Status, and/or (2) will not cause the status of the Facility as a "qualifying small power production facility" under the Public Utility Regulatory Policies Act of 1978 and the Regulations thereunder to be adversely affected.

ARTICLE X. WITHDRAWAL OR REMOVAL OF A GENERAL PARTNER; ELECTION OF A GENERAL PARTNER
10.1 Resignation of, Withdrawal of, or Assignment by a General Partner

          The General Partners shall not have the right to withdraw their interests in or resign from the Partnership. The General Partners may not sell, transfer, assign, or subject to a security interest all or any part of their Interests to any person, or admit any person as substitute General Partners. However any General Partner may substitute any other person or entity as a substitute General Partner provided that such substitution is consented to in writing by all other General Partners and approved by the vote or written consent of Sixty Percent of the Limited Partners.

10.2 Removal of a General Partner

          A General Partner shall be removed as a General Partner of the Partnership effective as of the date specified in Paragraph 10.3 upon the vote or written consent of a Majority of the Limited Partners to remove such General Partner, if such General Partner is in default pursuant to the terms of this Agreement, and has not cured such default within thirty (30) days after written notice thereof from the Partners, or without cause, upon the vote or written consent of a Majority of the Limited Partners who are not Affiliates of any General Partner to remove; provided, however, such removal shall not eliminate any then existing obligations of the Partnership to such General Partner or the General Partner to the Limited Partners.

10.3 Notice of Removal

          Written notice of the removal of a General Partner shall be given by the Partners voting to remove such General Partner pursuant to Paragraph 10.2 hereof, to such General Partner and to all other Partners. Such notice shall set forth the day upon which the removal is to become effective, which date shall not be less than thirty (30) days after such notice is given to the last party required to be notified.

10.4 Termination of a General Partner
A General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events:
(a) The General Partner is removed as a General Partner as provided in Paragraph 10.2.

          (b) An order for relief against the General Partner is entered under Chapter 7 of the federal bankruptcy law, or the General Partner: (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition under the federal bankruptcy law, (iii) files a petition or answer seeking for that General Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute law, or regulation, (iv) files an answer or other pleading admitting or failing to contest material allegations of a petition filed against that General Partner in any proceeding of this nature or (v) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of that General Partner's properties.

          (c) Sixty (60) days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or within sixty (60) days after the appointment without that General Partner's consent or acquiescence of a trustee, receiver, or liquidator of the General Partner or all or any substantial part of that General Partner's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.

          (d) In the case of an Individual General Partner, either of the following: (i) the death of that Individual General Partner, or (ii) the entering by a court of competent jurisdiction of an order adjudicating that Individual General Partner incompetent to manage his or her person or estate.

(e) In the case of a Corporate General Partner, the filing of a certificate of dissolution, or its equivalent, for the Corporate General Partner.
(f) Any other event specified in the Act.
10.5 Liability of General Partner after Termination

          Upon a General Partner's ceasing to be a General Partner in accordance with the provisions of the Agreement, all future liability of the applicable General Partner as a General Partner shall cease as provided in the Act and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability. The remaining General Partners shall amend the Certificate of Limited Partnership to reflect that the former General Partner is no longer a General Partner of the Partnership.

10.6 Compensation of General Partner Upon Termination

          Upon a General Partner ceasing to be a General Partner in accordance with the provisions of this Agreement, such General Partner's Interest in the Partnership shall be converted from a general partnership Interest to a limited partnership Interest and such person shall be forthwith admitted as a Special Limited Partner of the Partnership with the same interest in profits and losses as it had as a General Partner but with no right to vote on any matter.

10.7 Election of Substitute General Partner

          Upon the last General Partner ceasing to be a General Partner in accordance with the Agreement or within thirty (30) days thereafter, if, pursuant to Paragraph 11.2 of the Agreement, the Limited Partners elect to continue the business of the Partnership, substitute General Partners may be elected by the unanimous vote or written consent of the Limited Partners.

10.8 Election of Additional General Partners

          Unless the last General Partner shall have ceased to be a General Partner in accordance with this Agreement, upon the vote or written consent of at least a Majority of the Limited Partners, any person or entity may be elected a General Partner. Upon such election, said additional General Partner shall have all the rights, powers and duties of a General Partner under this Agreement.

10.9 [intentionally omitted]
10.10 Change in Managing General Partner

           A Majority of the Limited Partners may by vote or written consent, with or without cause, change the Managing General Partner and designate any other General Partner (who consents to serve) as the Managing General Partner. Any such change shall be effective immediately upon notice of such vote or consent being delivered to the removed Managing General Partner.

ARTICLE XI. DISSOLUTION AND WINDING-UP OF THE PARTNERSHIP
11.1 Dissolution of the Partnership
The Partnership shall be dissolved upon the first of any of the following events to occur:

          (a) The last General Partner ceases to be a General Partner in accordance with the provisions of this Agreement unless the Partners agree in writing to continue the business of the Partnership as provided in Paragraph 11.2 and to admit one or more General Partners as provided in Paragraph 10.7. A General Partner ceasing to be a General Partner shall not dissolve the Partnership if there is a remaining General Partner or a substitute General Partner who elects to continue the business of the Partnership. Such General Partner is hereby authorized to continue the business of the Partnership.

(b) The vote or written consent to dissolve by all General Partners and Sixty Percent of the Limited Partners.
(c) The expiration of the term of the Partnership.
(d) The sale, transfer or other irrevocable disposition of all or substantially all of the property of the Partnership.
(e) Otherwise by operation of law.
11.2 Election upon Dissolution

          Upon a dissolution of the Partnership pursuant to Paragraph 11.l (a), any one or more of the Limited Partners shall, promptly after such dissolution, give notification thereof to the other Limited Partners and shall call for a vote of the Limited Partners to continue the business of the Partnership or to wind-up the Partnership pursuant to Paragraph 11.3 of this Agreement. The former General Partner shall be deemed to have elected and hereby agrees to continue the business or the Partnership, and if all Limited Partners elect affirmatively to continue the business of the Partnership a substitute General Partner shall be elected pursuant to Paragraph 10.7 of this Agreement and all of the Limited Partners shall execute a unanimous written consent or other written agreement to evidence their election to continue the business of the Partnership.

11.3 Winding-Up of the Partnership

          Upon the election of the Partners to wind-up the Partnership, or the failure of the Limited Partners to elect to continue the business of the Partnership and to evidence such election in writing or to elect a substitute General Partner pursuant to Paragraph 11.2, or upon a dissolution of the Partnership pursuant to Paragraph 11.l (b), 11.1(c), 11.l (d), or 11.l (e), the General Partners (or if there is not a General Partner, a substituted General Partner or liquidator elected by a Majority of the Limited Partners) shall take full account of the Partnership's assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, after the allocations prescribed in Paragraph 7.2 have been made for the year of dissolution, shall be applied and distributed in the following order of priority:

          (a) To the payment of the debts and liabilities of the Partnership and the expenses of liquidation in the following order: (i) those owing to creditors other than Partners, and (ii) those owing to Partners.

          (b) To the setting up of any reserves which the General Partner or liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (provided that if and when such contingencies shall cease to exist, any remaining assets in such reserves shall be distributed as provided herein).

(c) To Partners and former Partners in satisfaction of liabilities for distributions under Sections 15661, 15664 and 15665 of the Act.
(d) To Partners in accordance with their respective positive capital account balances, and former Partners to the extent of amounts due pursuant to Paragraph 9.6 of the Agreement.
(e) To Partners in accordance with their respective Interests.
ARTICLE XII. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION
12.1 Books of Account

          The Managing General Partner shall keep, or cause to be kept, adequate books and records, setting forth a true and accurate account of all business transactions arising out of or in connection with the conduct of the Partnership's business, at the Partnership's principal executive office. The Limited Partners and their designated representatives shall be permitted to inspect and copy all books and records during normal business hours. Without limiting the generality of the foregoing provisions, the Partnership shall keep at its principal office all of the following:

          (a) A current list and the full name and last known business or residence address of each Partner set forth in alphabetical order together with the contribution and the share and profits and loss of each Partner.

          (b) A copy of the Certificate of Limited Partnership and all Certificates of Amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed.

          (c) Copies of the Partnership's Federal, state, and local income tax or information returns and reports, if any, of the six most recent taxable years and all relevant records for as long as necessary to satisfy applicable law.

(d) Copies of the original partnership' agreement and all amendments thereto.
(e) Financial statements of the Partnership for the six most recent fiscal years.
(f) The Partnership's books and records for at least the current and past three fiscal years.

          Upon the request of a Limited Partner, the General Partners shall promptly deliver to the Limited Partner, at the expense of the Partnership, a copy of the information required to be maintained by clauses (a), (b), or (d) immediately above.

12.2 Fiscal Year
The fiscal year of the Partnership shall be the calendar year.
12.3 Accounting and Reports

          As soon as reasonably practicable after the end of each fiscal year, but not later than seventy-five (75) days after such end, each Partner shall be furnished with a copy of the balance sheet of the Partnership as of the last day of such fiscal year, an income statement for such fiscal year, and a statement showing the amounts allocated to or allocated against such Partner's Capital Account pursuant to the Agreement during or in respect of the year, and all items of income, gain, deduction, credit, or loss allocated for purposes of the Code as amended from time to time, and any applicable state or local income tax laws pursuant to the Agreement. Such balance sheet and statement of income shall be prepared on the accrual method of accounting. The Managing General Partner shall notify each Limited Partner, promptly upon obtaining knowledge thereof, of any default under the Operative Documents which, in its judgment, is likely to have a material adverse effect on the Project.

12.4 Capital Accounts

          (a) A capital account shall be maintained for each Partner in accordance with Treasury Regulations Section 1.704-l (b), or any successor provision as follows: (i) each Partner's Capital Account shall be credited with the amount of any Capital Contribution made by the Partner, (ii) each Partner's Capital Account shall be credited with the fair market value of any property contributed by the Partner to the Partnership (net of liabilities secured by such contributed property that the partnership is considered to assume or take subject to under Section 752 of the Code, as amended from time to time), (iii) each Partner's Capital Account shall be credited with allocations to the Partner of Net Profits; (iv) each Partner's Capital Account shall be debited with the amount of cash distributed to the Partner; (v) each Partner's Capital Account shall be debited with the fair market value of any property distributed to the Partner by the Partnership (net of liabilities secured by such property that such Partner is considered to assume or take subject to under Section 752 of the Code, as amended from time to time); and (vi) each Partner's Capital Account shall be debited with allocations to the Partner of Net Loss.

          (b) Upon a distribution in kind of Partnership property, the capital account of each Partner will be debited or credited under Article VII with such Partner's allocable share of the gain or loss which would have been recognized by the Partnership had the property been sold for an amount equal to its fair market value immediately prior to such distribution.

          (c) If any Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred Interest.

          (d) The Capital Account of each Partner shall be reduced by an amount equal to the percentage of the "energy percentage" and the "regular percentage" of any United States federal investment tax credit in respect of the Project allocated to such Partner (or any predecessor in interest) by which the Partnership is required to reduce its basis in the property eligible for depreciation for federal income tax purposes on account of such credits.

          (e) The Capital Account of each Limited Partner, to the extent attributable to Class A Units held by such Partner, and of each General Partner, shall be reduced by 65.79 percent of any California solar energy tax credit in respect of the Project allocated to such Partner (or its predecessor in interest) except that if the amount of the reduction pursuant to subparagraph (d) shall be based on a percentage of United States federal investment tax credit that is greater than 50 percent for the "energy percentage" of the United States federal investment tax credit, the amount of the reduction hereunder shall be an amount equal to such percentage of the California solar energy tax credit as may be deemed necessary to ensure that the aggregate Capital Accounts of he Holders of Class A Units will equal one percent (1%) of the aggregate Capital Accounts of the holders of both Class A Units and Class B Units (disregarding any portion of the Capital Accounts of the holders of Class B Units referable to the ownership of Class A Units) after the adjustment required by clause (d) above and disregarding any other item of income, gain, loss or deduction that may have been credited to the Capital Account of any Partner.

          (f) The Capital Account of each Partner shall be increased by an amount equal to any increase in the tax basis of the Project attributable to a recapture of any United States federal investment tax credit in the same proportion as such investment tax credit recapture is allocated to such Partner.

12.5 Banking and Investment Funds

          All funds of the Partnership shall be deposited with the Disbursement Trustee in accordance with the terms of the Disbursement Agreement, or shall be deposited in a separate bank account or accounts in a bank having a net worth and capital surplus in excess of $100,000,000 or invested in U.S. government obligations having maturities of no more than one year, or certificates of deposit rated A-1 or P-1 by a national rating agency.

12.6 Tax Election

          Upon the transfer of a Class B Unit in the Partnership or distribution of the Partnership's assets to a Class B Limited Partner, the Tax Matters Partner may cause the Partnership to elect pursuant to Section 754 of the Code, to adjust the basis of the Partnership's property as allowed by Section 734(b) and Section 743(b) thereof upon the consent of Sixty Percent of the Limited Partners.

12.7 Partnership Returns

          The General Partners shall, for each fiscal year required, file with the U. S. Internal Revenue Service on behalf of the Partnership, a U. S. Partnership Information Return within the time prescribed by law (including extensions) for such filing. The General Partners shall also file on behalf of the Partnership such state, local, or foreign income tax returns as may be required by applicable law. Within 60 days after the end of each fiscal year of the Partnership, the General Partners shall send to each of the Partners such information as is necessary to complete federal, state and local income tax or information returns, including Schedules K-l (or their equivalent successor tax reports) and copies of the Partnership's Federal, state and local income tax or information returns for the year.

12.8 Tax Matters Partner

          The Managing General Partner is hereby designated as the "Tax Matters Partner" of the Partnership as said term is defined in Section 6231(a)(7) of the Code and any comparable provision of State or local law and in such capacity and pursuant to applicable law, agrees as follows:

          (i) to timely file all necessary federal, state and local partnership returns for the Partnership and to furnish the Limited Partners with schedules consistent with the treatment of all items on those returns;

          (ii) to keep the Limited Partners fully and timely informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a) (3) of the Code and any comparable provision of state or local law) at the Partnership level and shall, without limitation, forward to each Limited Partner any agent's reports and notices of conferences and all other correspondence pertaining to the progress of any audit being conducted by any federal, state or local taxing authority;

          (iii) to notify all Limited Partners of any intention to file any petition for a redetermination of Partnership items within 5 business days from the date of receipt of the statutory notice of deficiency; and

          (iv) not to extend the statute of limitations for assessment of tax deficiencies against any Partner with respect to adjustments to the Partnership's federal, state or local tax returns without the consent of a Majority of the Limited Partners.

          Any Partner who enters into a settlement agreement with any taxing authority with respect to any Partnership items shall notify the Tax Matters Partners of the agreement and its terms within 60 days from its date, and the Tax Matters Partner shall notify the other Partners of the settlement within 30 days of receipt of notification by the Partner entering into the settlement.

          In addition to the foregoing, actions by the Tax Matters Partner shall be subject to the restriction that the Tax Matters Partner, on its own or at the request of a Limited Partner, may file a request for administrative adjustment on behalf of the Partnership unless (after due and timely notice in writing and opportunity to object) a Majority in Interest of Limited Partners having an interest in the outcome (as defined in Section 6226(d) of the Code) instruct the Tax Matters Partner not to file such a request.

12.9 Financial Statements and Reports

          The General Partners shall deliver audited financial statements to the Partners annually accompanied by a report of independent accountants of recognized national standing. Such statements shall include an income statement, balance sheet and statement of changes in financial condition. Such annual report shall discuss the activities of the Partnership for the year and provide a General Partner's discussion of the results of operations and other operating and financial data for the year. Such statements and report shall be delivered no later than ninety (90) days after the end of each calendar year. In addition, similar unaudited quarterly statements and quarterly reports shall be prepared and delivered within forty-five days after the end of each calendar quarter.

12.10 Partnership Level Administrative and Judicial Proceedings

           (a) In the event of any Partnership level proceeding instituted by the Internal Revenue Service pursuant to Sections 6221 through 6233 of the Code, or any comparable provision of state or local law, the Tax Matters Partner shall upon written request of Sixty Percent of the Limited Partners relinquish control of the nature and content of all action and defense to be taken by the Partnership in response to such proceeding to the Participants (as defined in the Tax indemnity Agreement), pursuant, in the case of federal income taxes to and in accordance with Section 9 of the Tax Indemnity Agreement. The Tax Matters Partner hereby further agrees on written request of Sixty Percent of the Limited Partners to relinquish all control of the nature and content of all proceedings pursuant to Sections 6221 through 6233 of the Code or any comparable provision of state or local law instituted by or on behalf of the Partnership, including the decision to institute such proceedings, whether administrative or judicial, and whether in response to a previous proceeding against the Partnership or otherwise, to such Participants; or

            (b) Upon the election of Sixty Percent of the Limited Partners, such Person as shall be designated by such Partners shall be admitted to the Partnership as a General Partner and shall upon admission to the Partnership be substituted as the Tax Matters Partner of the Partnership. Such substitute Tax Matters Partner shall not be bound by the provisions of paragraph (a) above.

12.11 Partnership Information Meetings and Reports

           (a) Until the later of (i) December 31, 1990 or (ii) such time as the Plant has met 95% of its annual projected output, the Managing General Partner shall once each calendar quarter, with the first such meeting to be held during the first calendar quarter of 1989, call a meeting of the Limited Partners to discuss and report on Plant operations. Thereafter the Managing General Partners shall call such a meeting at least once each calendar year.

           (b) So long as the Managing General Partner is obligated to call a quarterly meeting pursuant to Paragraph 12.11 (a) it shall, on a monthly basis, commencing with the month of January 1989, send a report to each holder of a Class B Unit setting forth the amount of electricity produced for said month. Such monthly reports shall be delivered no more than thirty days after the end of the previous month. At such time as quarterly meetings are no longer required, such information shall be delivered on an annual basis and shall be sent no later than forty-five (45) days after the end of the calendar year.

           (c) At least sixty (60) days prior to the beginning of each Partnership fiscal year commencing after 1987, the Managing General Partner shall send each Limited Partner the proposed budget for the Partnership's next fiscal year, which budget shall, among other things, describe the amount and type of insurance coverage provided for therein and the cost thereof.

ARTICLE XIII. POWER OF ATTORNEY
13.1 Power of Attorney

          Each Partner holding Interests at the time of admission to the Partnership which includes less than 40 Class B Units hereby makes, constitutes, and appoints each of the General Partners, acting alone, and any successor or additional General Partners, with full power of substitution and resubstitution, their true and lawful attorney for them in their name, place and stead and for their use and benefit, to sign, execute, certify, acknowledge, swear to, file and record this Agreement, and to sign, execute, certify, acknowledge, file and record all instruments amending this Agreement, as now or hereafter amended, that may be appropriate, and such agreements or other instruments or documents (i) to reflect the exercise by the General Partners of any of the powers granted to them under the Agreement; (ii) to reflect any amendments made to the Agreement by the Partners pursuant to the Agreement (iii) to reflect the admission to the Partnership of any General Partner, Limited Partner, substituted Limited Partner or General Partner, or the withdrawal of any Partner in the manner prescribed in the Agreement; and (iv) which may be required of the Partnership or of the Partners by the laws of the State of California, or any other jurisdiction. Each such Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as such Partner might or could do if personally present, and hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue thereof.

13.2 Duration of Power
The power of attorney granted pursuant to Paragraph 13.1 of this Agreement:

          (a) Is a special power of attorney coupled with an interest and is irrevocable, and shall survive the death, dissolution, incompetency, bankruptcy or legal incapacity of the applicable Limited Partner;

          (b) May be exercised by the attorney-in-fact by listing all of the Partners who have granted a power of attorney pursuant to Paragraph 13.1 and who are executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all Partners; and

          (c) Shall survive the delivery of an assignment by a Partner of any or all interests in the Partnership, except that where the purchaser, transferee, or assignee thereof has the right to be, or with the consent of the General Partners is admitted as, a Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling each such attorney-in-fact to execute, acknowledge, swear to, and file any such agreement, certificate, instrument, or document necessary to effect such substitution. Any assignee or successor of a Partner who has granted a power of attorney under Paragraph 13.1 does hereby make, constitute, and appoint the General Partners, and any successor or additional General Partners, his attorney-in-fact in the same manner and force and for the same purposes, as the assignor or person succeeded.

ARTICLE XIV. LIABILITY AND INDEMNIFICATION OF THE GENERAL PARTNERS
14.1 Exoneration

          Except in case of: (i) bad faith; or (ii) willful misconduct; or (iii) in the case of the Managing General Partner, the failure to use such care in the performance of the duties of the Managing General Partner as an ordinarily prudent person in a like position would use under similar circumstances; the doing of any act or the failure to do any act by the General Partners in their capacities as such, the effect of which may cause or result in loss or damage to the Partnership, if done pursuant to the advice of legal counsel employed by the General Partners on behalf of the Partnership, or if done in good faith to promote the best interests of the Partnership, shall not subject the General Partners to any liability to the Partners or the Partnership. The foregoing shall not affect or diminish any rights which the Partnership may have against a General Partner by reason of contracts entered into with such General Partner for the performance of services as contemplated in Paragraph 8.1. The General Partners shall diligently enforce the provisions of all such contracts on behalf of the Partnership.

above in defending any proceeding prior to the final disposition of such proceeding; provided, however, that any such General Partner, agent or employee, prior to receiving any advancement hereunder shall execute and deliver to the Partnership an undertaking to repay any and all amounts advanced unless it shall be determined ultimately that such person is entitled to be indemnified as authorized above.

14.3 Liability

          Notwithstanding anything in this Agreement to the contrary, except for liability described in Paragraph 14.2, the General Partners shall not be personally liable for the return of the Capital Contribution of any Partner, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets. Nothing herein shall affect any liability of any General Partner under any Operative Document other than this Agreement.

ARTICLE XV. MISCELLANEOUS
15.1 Notices

          Except as required by Paragraph 15.5, any notice, payment, demand, offer or communication required or permitted to be given by any provision of the Agreement shall be sufficient if delivered in accordance with the Notice Provisions attached as Schedule Y-1 to the Project Participation Agreement.

14.2 Indemnification

          The Partnership shall defend, indemnify and hold harmless the General Partners including all officers, directors, employees, or agents of the General Partners and each Partnership, employee or agent against all claims, actions, demands, losses, liabilities, costs, expenses (including all attorneys' fees), damages and threat of loss as a result of any claim or legal proceeding relating to the performance or non-performance of any act concerning the activities of the Partnership (other than acts and omissions arising from or in connection with any contract with the Partnership pursuant to which such General Partner acts as agent for the owners of the Plant or performs management, operation, maintenance or other services at the Plant and other than any loss, claim or damage arising out of or based upon any violation of any state or federal securities law, or any rule. or regulation promulgated thereunder); provided, however, the person or party against whom a claim is made or legal proceeding is directed must not have been culpable of gross negligence, bad faith or willful misconduct, or, in the case of the Managing General Partner, the failure to use such care in the performance of the duties of the Managing General Partner as an ordinarily prudent person in a like position would use under similar circumstances. The Partnership shall advance any and all reasonable expenses incurred by a General Partner, agent or employee as described

15.2 Captions
Paragraph and other captions contained in the Agreement are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Agreement, or any provision hereof.
15.3 Severability

          Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal or invalid for any reason by any duly constituted court, agency, or tribunal, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

15.4 Amendments

          Amendments to this Agreement may be proposed by the General Partners or by the Limited Partners having an aggregate Interest of ten percent (10%) or more, and the General Partners shall transmit to the Limited Partners a verbatim statement of any proposed amendment and may include with any such submission their recommendations as to the proposed amendment. The General Partners shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting of the Limited Partners to vote thereon. A proposed amendment shall be adopted and become effective as an amendment hereto if it receives the affirmative vote of Sixty Percent of the Limited Partners.

15.5 Meetings and Means of Voting

          A meeting of the Partners for any matters on which the Limited Partners may vote may be called by any of the General Partners or by Limited Partners holding more than 10% of the Interests held by all Limited Partners. Whenever the Partners are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than 10, nor more than 60, days before the date of the meeting to each Partner entitled to vote at the meeting. The notice shall state the place, date, and hour of the meeting and the general nature of the business to be transacted, and no other business may be transacted. Meetings of Partners may be held at any place within or without the State of California as may be specified in the notice of Meeting. If no place is stated in such notice, the meeting shall be held at the principal executive office of the Partnership. Notice of the meeting shall be given, and voting at the meeting shall be conducted, as provided in Section 15637 of the Act or any successor provision thereto.

15.6 Right to Rely Upon the Authority of the General Partners

          No person dealing with the General Partners shall be required to determine the General Partners' authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of their authority. In addition, no purchaser of any asset owned by the Partnership shall be required to determine the sole and exclusive authority of the General Partners to sign and deliver on behalf of the partnership any such instrument of transfer, or to ensure the proper application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchasers shall have received written notice from the Partnership affecting the same.

15.7 Litigation

          The General Partners shall prosecute and defend such actions at law or in equity as may be necessary to enforce or protect the interests of the Partnership. The Partnership and the General Partners shall respond to any final decree, judgment, or decision of a court of' competent jurisdiction in the matter. The Partnership shall satisfy any such judgment, decree, or decision first out of any insurance proceeds available therefor, and then out of the capital and assets of the Partnership.

15.8 Governing Law

          The local, internal laws of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, except as to the partnership interests of any FSLIC insured, federal associations that may become Limited Partners under this Agreement as to which applicable federal law and regulations shall be controlling to the extent that such federal law and regulations conflict with the local, internal laws of California.

15.9 Waiver of Action for Partition

          Each of the parties hereto irrevocably waives, during the term of this Partnership and during the period of its liquidation following any dissolution, any right that such party might have to maintain any action for partition with respect to any of the assets of the Partnership.

15.10 Counterparts

     This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same counterpart. All counterparts shall be construed together and shall constitute one agreement.

15.11 Parties in Interest
Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.
15.12 Integrated Agreement

           This Agreement supersedes all prior agreements, understandings, restrictions, representations or warranties among the General Partners and the Limited Partners with respect to the subject matter hereof.

15.13 Right to Rely Upon Authority of Person Signing Agreement

           In the event that a Limited Partner is a trust (with or without disclosed beneficiaries), partnership, limited partnership, joint venture, corporation, or any entity other than a natural person, the Partnership and the General Partners shall (i) not be required to determine the authority of the person signing the Agreement or any amendment thereto to make any commitment or undertaking on behalf of such entity, nor to determine any fact or circumstance bearing upon the existence of his authority; (ii) not be required to see to the application or distribution of revenues or proceeds paid or credited to the person signing the Agreement or any amendment hereto on behalf of such entity; (iii) be entitled to rely upon the authority of the person signing this Agreement or any amendment hereto with respect to the voting of the Interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permissible or required hereunder; and (iv) be entitled to rely upon the authority of any general partner, joint venturer, co-trustee, successor trustee, or president, vice president, or other officer (as the case may be) of any such entity the same as though such person were the person originally executing this Agreement or any amendment hereto on behalf of such entity.

15.14 Rights of Non-Recourse Creditors

           No non-recourse creditor of the Partnership shall have or acquire, at any time as a result of making any loan or advance, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor limited to the particular asset which is the subject of recourse.

15.15 Number and Gender

           Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "person" shall include corporation, firm, partnership or other form of association.

15.16 Partner Representations
Each Partner represents and warrants to the Partnership and to each of the other Partners as follows:
(a) He is of full age and has full capacity to contract, and if acting in a representative capacity, is duly authorized to execute this Agreement;

           (b) He is subscribing for Units for his own account as beneficial owner, for investment purposes only, and not with a view to their subdivision or distribution in a manner that would violate Federal or state securities laws or require registration thereunder, provided that the disposition of his assets shall at all times be within his control.

15.17 Competition: Independent Activities

           The General Partners and their respective affiliates, and the Limited Partners and their respective affiliates, may individually or otherwise presently own or hereafter acquire interests in enterprises that compete with the Partnership or may themselves manufacture, design, sell or service products that compete with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership. Nothing contained in this Agreement shall prohibit such competition or give the Partnership or any Partner any interest in the revenues, capital, or profits of such enterprises or activities or give the Partnership any right whatsoever to participate therein or share, in any manner, in the income therefrom.

IN WITNESS WHEREOF, this Amended and Restated Agreement of Limited Partnership has been executed as of this 29th day of January 1988.
c/o Luz Engineering Corporation 924 Westwood Boulevard, Suite 1000 Los Angeles, California 90024	CORPORATE GENERAL PARTNERS Luz Partnership Management, Inc. By: /s/ J. F. VERHEY President JAMES F VERHEY
c/o Luz Engineering Corporation 924 Westwood Boulevard, Suite 1000 Los Angeles, California 90024	INDIVIDUAL GENERAL PARTNER /s/ PATRICK FRANCOIS Patrick Francois /s/ ARNOLD GOLDMAN Arnold Goldman
WITHDRAWING GENERAL PARTNER Luz Engineering Corporation By /s/ JOHN A. KENDALL JOHN A. KENDALL SENIOR VICE PRESIDENT
c/o Luz Engineering Corporation 924 Westwood Boulevard, Suite 1000 Los Angeles, California 90024	LIMITED PARTNERS: WITHDRAWING ORIGINAL LIMITED PARTNER LUZ DEVELOPMENT & FINANCE CORPORATION By: /s/ J. F. VERHEY James F.Verhey, President
A & M RECORDS, INC. By Luz Partnership Management, Inc. their Attorney-in-Fact By: /s/ J. F. VERHEY James F.Verhey, President
AGREEMENT OF LIMITED PARTNERSHIP FOR SEGS VI
POTOMAC CAPITAL INVESTMENT CORPORATION 1020 19th Street N.W. Suite 800 Washington, D.C. 20036	By /s/ DAVID R. OLIVER, JR. Name: David R. Oliver, Jr. Title: Executive Vice President
AGREEMENT OF LIMITED PARTNERSHIP FOR SEGS VI
CD SEGS VI, INC. 250 West Pratt Street Baltimore, Maryland 21201-2423	By /s/ D. S. PERRY Name: Douglas S. Ferry Title: Assistant Secretary
AGREEMENT OF LIMITED PARTNERSHIP FOR SEGS VI
FEDERAL NATIONAL MORTGAGE ASSOCIATION 3900 Wisconsin Avenue N.W. Washington, D.C. 20016	By /s/ R. J. MAHN Name: Robert J. Mahn Title: Senior Vice President and Controller
AGREEMENT OF LIMITED PARTNERSHIP FOR SEGS VI
OREGON NATURAL GAS DEVELOPMENT CORPORATION 220 Northwest 2nd Avenue Portland, Oregon 97209	By /s/ CHARLES E. STINSON Name: Charles E. Stinson Title: Vice President
AGREEMENT OF LIMITED PARTNERSHIP FOR SEGS VI
IWG CO. 3 206 East Second Street Davenport, Iowa 52801	By /s/ J. C. DECKER Name: John C. Decker Title: Vice President
EXHIBIT A CAPITAL CONTRIBUTIONS, PERCENTAGE INTEREST, NUMBER OF UNITS OWNED AND NAMES OF LIMITED PARTNERS OF LUZ SOLAR PARTNERS LTD. VI, A CALIFORNIA LIMITED PARTNERSHIP
	No. of Units
	Class A	Class B	Capital Contribution	Percentage Interest
Potomac Capital Investment Corp.		709	$17,725,000	31.3296167'719%
CD Segs VI, Inc.		200	5,000,000	8.8376916141%
IWG Co. 3		200	5,000,000	8.8376916141%
Federal National Mortgage Association		989	24,725,000	43.7023850316%
Oregon Natural Gas Development Corporation		120	3,000,000	5.3026149684%
A & M Records	272		6,800,000	0.9900000000%
General Partners:
Luz Partnership Management Inc.				0.5000000000%
Arnold Goldman				0.2500000000%
Patrick Francois				0.2500000000%
	272	2,218	$62,250,000	100.0000000000%